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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             LESLIE'S POOLMART, INC.

          The undersigned, Donald J. Anderson, hereby certifies that:

          1. He is the Chief Financial Officer of Leslie's Poolmart, Inc., a Delaware corporation (the "Corporation").

          2. Article Four of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

          Section 1. Common Stock. The aggregate number of shares of common stock which the Corporation shall have the authority to issue is Twelve Million (12,000,000) shares of common stock (referred to in this Certificate of Incorporation as "Common Stock") with a par value of $0.001 per share. The Common Stock shall be divided into two classes, as follows:
     (i) Eleven Million (11,000,000) shares shall be designated as shares of Voting Common Stock, and (ii) One Million (1,000,000) shares shall be designated as shares of nonvoting common stock ("Nonvoting Common Stock"). Except as provided in Section 3 hereof, all shares of Voting Common Stock and Nonvoting Common Stock shall be identical and shall entitle the holders thereof to the same rights, powers and privileges.

          Section 2. Preferred Stock. The aggregate number of shares of preferred stock (referred to in this Certificate of Incorporation as "Preferred Stock") which may be issued is Two Million (2,000,000) shares and each such share shall have a par value of $0.001. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of designation to be executed, acknowledged, filed, recorded and become effective in accordance with the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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          Section 3.  Voting Rights of Common Stock. Each share of Voting Common
     Stock shall have one (1) vote on each matter submitted to a vote of the stockholders of the Corporation. Each share of Nonvoting Common Stock shall not have any vote on any matters upon which stockholders of the Corporation may vote except as required by law.

          3. The foregoing Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.

          4. The foregoing Certificate of Amendment has been duly approved by the required vote of stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law. The total number of shares voting in favor of the Certificate of Amendment equaled or exceeded the vote required. The percentage vote required was greater than 50%.

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          The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment are true and correct of his own knowledge.

Dated: December 20, 2000

                                                     By: /s/ Donald J. Anderson
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                                                          Donald J. Anderson
                                                        Chief Financial Officer

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